Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-187048) pertaining to The Gorman-Rupp Company Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-207693) pertaining to The Gorman-Rupp Company 401(k) Plan,

(3)	Registration Statement (Form S-8 No. 333-211552) pertaining to The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan, and

(4)	Registration Statement (Form S-8 333-203747) pertaining to The Gorman-Rupp Company 2015 Omnibus Incentive Plan;

of our reports dated March 4, 2019, with respect to the consolidated financial statements of The Gorman-Rupp Company and the effectiveness of internal control over financial reporting of The Gorman-Rupp Company included in this Annual Report (Form 10-K) of The Gorman-Rupp Company for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 4, 2019